Gately & Associates, LLC
1248 Woodridge Court
Altamonte Springs, FL 32714
February 23, 2007

U.S. Securities and Exchange Commission
Washington, D.C. 20549

Re: Futomic Industries, Inc.; change in auditor

Dear Sirs:

I am writing to advise you, pursuant to Item 304(a)(3) of Regulation SB, that we have reviewed the Form 8K filed by Futomic Industries, Inc. (the “Company”) on February 5, 2007, and amended Form 8K filed February 23, 2007, regarding the Company’s change in auditors. We agree with the statements made by the Company in those filings.

Further, we affirmatively advise you that, during the Company’s fiscal years ended December 31, 2004 and December 31, 2005 and through the interim period ended September 30, 2006, there were no disagreements with the Company on any matters concerning accounting principles or practices, financial statement disclosure or auditing scope or procedures which disagreements, if not resolved to our satisfaction, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the financial statements for such periods.

Our audit report for the Company’s fiscal year ended December 31, 2004 and our audit report for the Company’s fiscal year ended December 31, 2005, did not contain any adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended December 31, 2004 and December 31, 2005 and through the interim period ended September 30, 2006, we did not advise the Company with respect to any of the matters described in paragraphs (a)(1)(iv)(A) and (B) of Item 304 of Regulation S-B.

Gately & Associates, LLC

/s/ James P. Gately
James P. Gately